Exhibit 10.73

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of November 1, 2005, by and between Borland Software Corporation, a Delaware corporation (the “Company”), and Tod Nielsen (the “Executive”).

WHEREAS, the Executive and the Company wish to enter into this employment agreement to govern the terms of the Executive’s employment relationship with the Company;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Duties and Scope of Employment.

a. Positions; Duties. The Executive will be employed by the Company as its President and Chief Executive Officer, reporting solely and directly to the Company’s Board of Directors (the “Board”). All other employees of the Company will report to the Executive or his designee and not directly to the Board, subject to any regulatory or other legal requirements. During the Employment Term (as defined below), the Executive will have such responsibilities, duties and authorities as commensurate with chief executive officers of public entities of similar size and, in particular, will be, in addition to being responsible for the operations of the Company, the chief external representative of the Company.

b. Board Membership. At each annual meeting of the Company’s stockholders during the Employment Term, the Company and the Board will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval.

c. Obligations. During the Employment Term, the Executive will devote his full business efforts and time to the Company and will not engage in any activity that will create any conflict in interest between himself and the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that the Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment. The Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. The Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or the Executive. However, as described in this Agreement, the Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. The Executive agrees to resign from his position as a member of the Board immediately following the termination of his employment if the Board so requests.

3. Term of Employment. The Executive’s employment will begin as soon as possible as agreed to by the parties but no later than November 28, 2005 (the “Effective Date”). The Executive’s start date is contingent upon successful completion of a background check (for undisclosed criminal record or civil action). In addition, as a condition of the Executive’s employment, he will be required to provide the Company with documents establishing his identity and right to work in the United States. Those documents must be provided to the Company within three (3) business days after the Effective Date. The Executive’s employment with the Company will continue until the earliest of (a) the Executive’s death, (b) the termination of the Executive’s employment by the Company for Cause (as defined below), (c) the termination of the Executive’s employment by the Executive by reason of a Constructive Termination (as defined below), or (d) the time either party will have given notice to the other that this Agreement will terminate for any reason other than enumerated above (such period of employment, the “Employment Term”). Upon the termination of the Executive’s employment with the Company, for any reason, neither the Executive nor the Company will have any further obligation or liability under this Agreement to the other, except as set forth in paragraphs 4 through 22 below.

4. Compensation. The Executive will be compensated by the Company for his services as follows:

a. Annual Salary. During the Employment Term, the Company will pay the Executive an Annual Salary at a rate of $600,000 per annum (such annual salary, as in effect to be referred to herein as the “Annual Salary”), in accordance with the Company’s policy applicable to senior executives. The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s Annual Salary from time to time and may increase the Annual Salary in its sole discretion.

b. Incentive Compensation Bonus. During the Employment Term, the Executive will be entitled to a bonus (the “Bonus”) pursuant to the Company’s Incentive Compensation Plan for senior management (the “ICP”). The Bonus will range between 0% and 150% of the Executive’s Annual Salary based on the achievement of both corporate performance objectives and personal performance objectives, with 100% being the Bonus for on target performance. The targets at each plan level will be determined jointly between the Executive, the Compensation Committee, and the Board. Except as otherwise specified in this Agreement, the Executive will not be entitled to any other Company bonus or incentive compensation payments.

c. Signing Bonus. Prior to the end of 2005, the Executive will receive a signing bonus of $1,000,000 to defray the increased cost of living in the San Francisco Bay Area; provided, however, that the Executive will be required to forfeit this payment if he does not relocate his principal place of residency by June 1, 2006.

d. Discretionary Executive Bonus. At the discretion of the Compensation Committee, the Executive may be entitled to a discretionary bonus payment based on the Company’s recommendation.

e. Restricted Share Units. The Executive will receive a grant of 250,000 units of restricted ordinary shares of the Company (“Restricted Share Units”). All of the Restricted

Share Units will vest based upon the performance of the Company with the standards of performance to be determined by the Board and the Executive. The Restricted Share Units will be subject to the terms and conditions of the plan document and standard form of Restricted Share Unit agreement.

f. Stock Options. The Company will grant to the Executive an initial option grant to purchase 1,500,000 ordinary shares of the Company (the “Option”). The Option will be granted no later than the Effective Date, with an exercise price equal to the fair market value of the underlying shares of the Company as of the grant date. The Option will be subject to the terms and conditions of the Company’s 2003 Stock Incentive Plan (the “Stock Plan”) and to the standard form of option agreement to be executed by the Executive and the Company. The Option will vest with respect to 1/4th of the shares upon the first anniversary of the Effective Date and 1/36th of the remaining shares subject to the Option will vest each month thereafter, subject to the Executive’s continued employment with the Company and otherwise remaining eligible under the Stock Plan on each relevant vesting date. Following any termination of Executive’s employment for any reason, Executive shall have twelve (12) additional months from the otherwise applicable expiration date pursuant to the Stock Plan to exercise any vested options, but in no case longer than the applicable term of the option grant.

g. Relocation Benefits. In consideration of the Executive’s relocation of his principal residence to enter into this Agreement, prior to the end of 2005, the Company will provide the Executive with a one-time bonus of $50,000, increased to assist with any applicable federal or state taxes on such bonus, to cover incidental relocation costs. The Company will also reimburse the Executive for reasonable moving expenses associated with moving his household goods to California. In addition, the Company will reimburse the Executive for reasonable, temporary housing costs for a period of up to six (6) months. Further, the Company will reimburse the Executive for reasonable travel expenses for visits with his immediate family until they have relocated to California. The Company will reimburse the Executive for transaction costs related to the sale of his current principal residence and the purchase of a new home in the San Francisco Bay Area; provided, however, such transaction costs will not include points to “buy-down” the cost of a mortgage.

h. Benefits. The Executive will have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time. In addition, the Executive will be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

5. Benefits upon Termination by Company.

a. Prior to a Change of Control (as defined below), if the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive any earned but unpaid Annual Salary, bonuses and unreimbursed expenses through the date of termination, and no other payments or benefits will be made or provided to the Executive or his estate hereunder.

b. If the Executive’s employment with the Company is terminated by the Company in connection with or by reason of a Change of Control, Executive shall be entitled to the benefits set forth in Section 7.

c. Prior to a Change of Control (as defined below) if the Executive’s employment is terminated by the Company for any reason other than for Cause, then, in lieu of any other payments or benefits hereunder, the Executive (or his estate) will receive (i) any earned but unpaid Annual Salary, bonuses and unreimbursed expenses through the date of termination and (ii) subject to Section 9 hereof, a cash lump sum equal to the Annual Salary then in effect for him (such amount will be calculated without regard to any reduction to Annual Salary made in breach of this Agreement). Subject to Section 9, amounts payable pursuant to this Section 5 will be paid to the Executive, or his estate, as the case may be, within the prescribed Code Section 409A time period.

d. For purposes of this Agreement, “Cause” means (i) the Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to the Executive of a written demand for performance from the Board that describes the basis for the Board’s belief that Executive has not substantially performed his duties; (ii) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company with the intention that such may result in substantial personal enrichment of the Executive; (iii) the Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, or (iv) the Executive materially breaching the Executive’s Employee Confidentiality and Assignment of Inventions Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to the Executive of the breach.

6. Benefits upon Termination by Executive.

a. If the Executive’s employment with the Company is terminated by the Executive other than by reason of a Change of Control, the Executive will only be entitled to receive any earned but unpaid Annual Salary or unreimbursed expenses through the date of termination, and no other payments or benefits will be made or provided to the Executive hereunder.

b. If the Executive’s employment with the Company is terminated by the Executive in connection with or by reason of a Change of Control, Executive shall be entitled to the benefits set forth in Section 7.

c. If prior to a Change in Control, if the Executive’s employment with the Company is terminated by the Executive by reason of a Constructive Termination, then, in lieu of any other payments or benefits hereunder, the Executive (or his estate) will receive (i) any earned but unpaid Annual Salary, bonuses and unreimbursed expenses through the date of termination and (ii) subject to Section 9 hereof, a cash lump sum equal to the Annual Salary then in effect for him (such amount will be calculated without regard to any reduction to Annual Salary made in breach of this Agreement or which results in a Constructive Termination occurring) and Subject to Section 9, amounts payable pursuant to this Section 6 will be paid to the Executive, or his estate, as the case may be, within the prescribed Code Section 409A time period.

d. For purposes of this Agreement, a “Constructive Termination” will occur if any of the following events occurs without the Executive’s prior written consent:

(i) any significant reduction or diminution (except temporarily during any period of disability) in Executive’s titles or positions or any material diminution in Executive’s authority, duties or responsibilities with the Company which is made without the Executive’s consent;

(ii) any material breach of this Agreement by the Company, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Executive; or

(iii) the failure to nominate the Executive to the Board at any time hereafter or the removal of Executive there from.

7. Benefits upon a Change in Control.

a. In the event there is a “Change in Control” (as defined herein) of the Company during the Employment Term and within two (2) months prior or twelve (12) months after the effective date of such Change in Control, the Executive ceases to be the President and Chief Executive Officer of the new successor entity, a Constructive Termination otherwise occurs, or the Executive is terminated without Cause, then, subject to Section 9 hereof, the Executive will receive (i) a cash lump sum equal to the Annual Salary and bonuses (in an amount no less than the average for the last two years or the ICP target, whichever is higher) for a period of twelve (12) months following the termination date; (ii) accelerated vesting as of the termination date of 100% of the Executive’s then unvested and outstanding Option and Restricted Share Units granted pursuant to this Agreement; and (iii) accelerated vesting as of the termination date of 100% of any other unvested and outstanding equity awards granted to the Executive’s, if any, as long as such equity awards are granted at any time six (6) months prior to the effective date of the Change in Control (as such effective date is defined in a Letter of Intent to sell or merger the Company).

b. For purposes of this Agreement, “Change of Control” will have the same meaning as defined in the stock option agreement for the Stock Plan (as may be amended to comply with the provisions of the proposed regulations under Internal Revenue Code Section 409A).

8. Compliance with Code Section 409A.

a. Notwithstanding anything to the contrary in this Agreement, any severance payments herein will not be paid during the six (6) month period following the Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts before the six (6) month period would not cause the Executive to incur an additional tax under Internal Revenue Code Section 409A. The payment of any amounts as a result of the previous sentence, shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Execeutive’s termination.

b. Notwithstanding anything to the contrary in this Agreement, in the event that the Internal Revenue Service determines that any aspect of this Agreement results in deferred compensation for the Executive under Code Section 409A, the Company will possess no responsibility for or liability for any payment of any additional tax or penalties imposed on the Executive by the Internal Revenue Service, other than the Company’s standard withholding obligations.

9. Release Agreement. In the event of the Executive’s termination of employment with the Company under circumstances in which the Executive is entitled to a severance payment (i.e., a payment in addition to any earned but unpaid Annual Salary, Bonus or unreimbursed expenses), the parties will execute a mutual release substantially in the form attached hereto as Attachment A. Execution of such release by the Executive and expiration of the revocation period referred to therein will be a condition to the Executive’s receipt of any severance benefits or payments hereunder.

10. Employee Confidentiality and Assignment of Inventions Agreement. The Executive agrees to abide and be bound by the terms and conditions of the Company’s Standard Employee Confidentiality and Assignment of Inventions Agreement (attached hereto as Attachment B).

11. Liability Insurance. The Company shall cover Executive under directors and officer’s liability insurance both during and while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

12. Non-solicitation. The Executive agrees that for a period of one year after the date of the termination of his employment for any reason, he will not, either directly or indirectly, solicit (other than pursuant to general non- targeted public media advertisements) the services, or attempt to solicit the services, of any employee of the Company.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Borland Software Corporation

100 Enterprise Way

Scotts Valley, CA 95066-3249

Attn: Compensation Committee

If to Executive:

at the last residential address known by the Company.

14. Mitigation. The Executive will not be required to seek other employment or otherwise mitigate the value of any severance benefits or payments contemplated by this Agreement, nor will any benefits or payments be reduced by any earnings or benefits that the Executive may receive from any other source. Amounts payable hereunder will not be subject to set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

15. Dispute Resolution. In the event of any dispute, controversy or claim relating to, arising out of or in connection with this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Executive and the Company agree that all such disputes will be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California or such other location agreed by the parties hereto in accordance with its National Rules for the Resolution of Employment Disputes, as then in effect. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision will not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

16. Attorneys’ Fees. The prevailing party will be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company will reimburse the Executive for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement; provided however, that such reimbursement will not exceed $5,000.

17. Tax Withholding. All payments made and benefits provided pursuant to this Agreement will be subject to withholding of all applicable income and employment taxes.

18. Governing Law. The Executive and the Company agree that this Agreement will be interpreted in accordance with and governed by the laws of the State of California without regard to the conflicts of laws thereof or of any other jurisdiction. The Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

19. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

20. Entire Agreement. This Agreement, together with the ICP and any equity grant agreements, constitutes the entire agreement with respect to Executive’s employment relationship with the Company and supersedes all prior agreements, oral or written, with respect to the Executive’s employment relationship with the Company.

21. Validity. If any one or more of the provisions (or any part thereof) of this Agreement will be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) will not in any way be affected or impaired thereby.

22. Modification. This Agreement may only be modified, amended, canceled or discharged in writing signed by the Executive and the Company’s Chairman of the Board or a member of the Compensation Committee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

BORLAND SOFTWARE CORPORATION

By:	/s/ William K. Hooper
Name:	William K. Hooper
Title:	Chairman of the Board

EXECUTIVE

/s/ Tod Nielsen
Tod Nielsen

Date

[SIGNATURE PAGE TO TOD NEILSEN EMPLOYMENT AGREEMENT]

Attachment A

FORM OF RELEASE AGREEMENT

I (the “Employee”) understand that my employment with Borland Software Corporation (“Borland”), collectively referred to as (the “Parties”) terminated effective _____________________, ____ (the “Separation Date”). Borland has agreed that if I choose to sign this Release of Claims (“Release”), Borland will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Employment Agreement between myself and Borland, dated ________ (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, Borland will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with Borland or the termination of that employment or the services I provided to Borland; (2) all claims related to my compensation or benefits from Borland, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock awards, other equity compensation or any other ownership interests in Borland; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding anything contained in this Release, nothing herein shall release the Parties’ rights under this Release and my right (if any) to indemnification granted by any act or agreement of Borland, state or federal law or policy of insurance or any claims for severance benefits under the Agreement.

The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

I understand this Release will not be effective until the ADEA Effective Date, defined below. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release does not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

I accept and agree to the terms and conditions stated above:

[Name]	Date

BORLAND SOFTWARE CORPORATION
By:

[Name]	Date

FORM OF EMPLOYEE CONFIDENTIALITY AND

ASSIGNMENT OF INVENTIONS AGREEMENT

You are being hired and paid to perform services as an employee of Borland Software Corporation (“Borland”) in a capacity in which you may have access to, or contribute to, the production of highly sensitive and valuable information and material. This information and material has been developed or obtained by Borland by the investment of significant time, effort, and expense, and provides Borland with a significant competitive advantage in its business. Borland’s relationship with its employees is based on trust, and each individual who works for Borland is expected to maintain a high degree of loyalty to Borland and professionalism in carrying out their responsibilities for the company. We are in a highly competitive business and we want to succeed by the rules, “fair and square.” For these reasons, we ask that you carefully read, initial where indicated, sign, and adhere to the following agreement:

1. Please read the attached definition of “Borland Confidential Information” in Exhibit A.

In consideration for your employment and the compensation to be paid to you for your services, you agree to keep Borland Confidential Information in strict confidence during the term of your employment and for three (3) years after such term of employment.              (initial)

This means that you agree not to reveal, report, publish, disclose, transfer or use, directly or indirectly, for any purposes whatsoever, any Borland Confidential Information, except in the course of your work for Borland. This obligation of confidentiality commences on your first day of employment and continues for three years after your employment with Borland has ended.

2. Borland is interested in employing you because of your skills and abilities — not because of any trade secrets or confidential information you may have learned elsewhere. Thus, it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your own personal effects, that you may have in your possession relating to any of your former employers.

You agree not to disclose to Borland any confidential or proprietary information belonging to any previous employer or others.              (initial)

3. If you know of any obligations or information that may conflict with your work for Borland, let us know.

You agree to inform Borland of any apparent conflict between your work for Borland and (i) any obligations you may have to preserve the confidentiality of another’s proprietary information or materials, (ii) any rights you claim to any patent, copyrights, trade secrets, or other inventions or ideas, or (iii) any patent, copyrights, trade secrets, inventions or ideas of any person or company not connected with Borland before performing that work.              (initial)

Without such notice, Borland may conclude that no such conflict exists. To the extent the conflict relates to your personal rights and you fail to notify Borland thereof, you agree thereafter to make no claim against Borland with respect thereto. Borland shall receive all such disclosures in confidence.

4. Borland Confidential Information, and whatever you create while working at Borland, including all ideas, procedures, processes, designs, inventions, discoveries, technologies, know-how, show-how, documents and works of authorship, is owned by Borland. In part, that is what we’re paying you for.

You agree that, upon creation, all right, title, and interest in any such developments, including Borland Confidential Information, is and shall remain the exclusive property of Borland. To the extent that it is required to ensure compliance with the foregoing sentence, you assign all right title and interest in and to any patents, copyrights, or trademarks or other intellectual property rights in any such developments to Borland. An assignment of copyright hereunder shall include, but is not limited to, all rights of paternity, integrity, disclosure and withdrawal that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by Borland. Any copyrightable material created as a result of any work you do for Borland during the term of your employment shall be considered a “work made for hire” of Borland under the U.S. Copyright Act, 17 U.S.C. 101. You agree that you will sign any papers necessary with respect to patents, copyrights, or trademarks to confirm and protect the interest of Borland in such developments and Confidential Information. Further you agree not to file for or obtain in your name any patent, copyright or trademark registration covering any developments made during your employment with Borland, unless Borland approves such filing in writing in advance. You hereby irrevocably transfer all ownership of such developments (including any and all patent rights, copyrights, trade secret rights, and other proprietary rights therein) to Borland. You agree immediately to disclose to Borland all protectable developments, including Borland Confidential Information, developed in whole or in part by you during the term of your employment with Borland. If Borland is unable for any reason whatsoever, including your mental or physical incapacity, to secure your signature on a document to apply for or pursue patent, trademark or copyright registrations or any document transferring ownership thereof, resulting from your work for Borland, you hereby irrevocably designate and appoint Borland and its duly authorized officers and agents, as your agents and attorneys-in-fact to act for and in behalf of you, and instead of you, to execute and file any documents and to do all other lawful acts to further the above purposes with the same legal force and effect as if executed by you. This appointment is coupled with an interest in and to the relevant inventions and works of authorship and shall survive your death or disability.              (initial)

5. But we do not own everything you do while you are employed by Borland. The foregoing shall not apply to any invention, work of authorship, protectable development or other thing or idea whatsoever for which no equipment, supplies, facilities, or Borland Confidential Information was used, which was developed entirely on your own time, and which does not in any material way (i) relate to the business of Borland, (ii) relate to Borland’s actual or demonstrable anticipated research or development, or (iii) result from any work performed by you for Borland. This confirms that we recognize your rights under Section 2870 of the California Labor Code (or similar rights if you work for us in another state).

You agree that you have provided a complete list in Exhibit B of all patents, patent applications or inventions that you believe to be patentable and which are owned by you or by others, conceived or made by you prior to your employment by Borland or during your employment with Borland which meet the criteria set forth in the preceding paragraph. With respect to patent applications or inventions of others that you are required to maintain in confidence, the listing should be general, e.g., by title, so that no confidential information of others is disclosed to Borland. If no such list is attached in Exhibit B, you represent that you have not made, conceived or reduced to practice any such patent rights or patentable ideas, and you agree that Borland shall have a royalty-free license under such inventions and related patents or other rights to make, use and sell any product covered thereby.              (initial)

6. You and Borland’s other employees are extremely important to us. Because of the nature of our business and the intangible nature of our trade secrets, it is necessary to afford Borland fair protection from the loss of our employees.

You agree, for a period ending one (1) year after the termination of your employment with Borland, not to solicit, or attempt to solicit, directly or indirectly, any individual who is an employee of Borland, whether for or on behalf of you or for any entity in which you have a direct or indirect interest whether as a proprietor, partner, stockholder, employee, agent, representative, or otherwise.             (initial)

7. Should you leave Borland, we would expect you, and any future employer of yours, to demonstrate the same professionalism that we now expect from you and our own employees and we also agree to demonstrate a high degree of professionalism.

You agree, upon the termination of your employment with Borland, to turn over to Borland all notes, data, diskettes, tapes, reference items, sketches, drawings, memoranda, records, and other materials in your possession or control which in any way relate to any of the Borland Confidential Information, and not to make any further use of such material.              (initial)

8. In view of the fact that the principal office of Borland is located in the State of California, it is understood and agreed that the construction and interpretation of this agreement shall at all times and in all respects be governed by the substantive laws of the State of California without regard to conflicts or choice of law rules thereof or of any other jurisdiction. Nothing contained in this Agreement shall restrict the right of Borland to terminate your employment or position at any time, with or without notice and with or without cause. By your execution of this Agreement you acknowledge and agree that your employment is “at will.” The term “at will” means that both you and Borland have the right to terminate employment any time with or without advanced notice, and with or without cause. This “at will” employment relationship can be varied only in a writing that is signed by the Senior Vice President of Corporate Services, or a similarly situated executive, of Borland. From time to time it may be necessary to have you execute documents confirming Borland’s ownership of the results of your work for Borland and you agree to execute such documents as Borland may request from time to time whether during your employment or thereafter.

You agree that the breach or alleged breach by Borland of (i) any term or condition contained in another agreement (if any) between you and Borland or (ii) any obligation owed to you by Borland, shall not affect the validity or enforceability of the terms of this Agreement. This Agreement, together with any accepted offer letter for your employment and any other agreements referred to therein, constitutes the full and complete understanding between you and Borland with respect to the subject matter hereof and supersedes all prior and contemporaneous representations and understandings, whether written or oral, relating to the subject matter hereof, all of which are hereby cancelled to the extent they are not specifically merged into this Agreement. There are no other promises, agreements, or representations, oral or written, relating to the subject matter hereof, upon which you have relied in entering into employment with Borland.              (initial)

I have carefully read and considered the provisions of this agreement. I understand and acknowledge that the terms and conditions set forth herein are fair and appear reasonably required for the protection of Borland and its business.              (initial)

I acknowledge receipt of a copy of this agreement.

Print Name
Date Signed
Signature
Social Security Number
Mailing Address
City, State and Zip Code

Exhibit A

Definition of Borland Confidential Information

For purposes of this Confidentiality Agreement, “Borland Confidential Information” shall mean and include the following types of information (whether or not reduced to writing or placed in any tangible medium of expression, and whether or not patentable or protectable by copyright) owned or developed by Borland:

•	information or material proprietary to Borland or treated as confidential by Borland and not generally known by non-Borland personnel, which you develop or which you may obtain knowledge of or access to, through or as a result of your relationship with Borland (including information conceived, originated, discovered, or developed in whole or in part by you);

•	discoveries, ideas, inventions, concepts, software in various stages of development, source code, object code, designs, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how;”

•	marketing techniques and materials, marketing and development plans;

•	product development and distribution; plans for future development and distribution;

•	operational methods, technical processes and other business affairs and methods;

•	customer names, licensing and royalty arrangements, and other information related to customers;

•	price lists, pricing policies, profits, sales, financial information;

•	and employee information.

Borland Confidential Information also includes any information or materials obtained by Borland from third parties in confidence (or subject to nondisclosure or similar agreements), whether or not owned or developed by Borland.

Failure to mark any of the Borland Confidential Information as confidential or proprietary shall not affect its status as being part of the Borland Confidential Information. Information that is publicly known or generally employed by the trade at or after the time you first learn of such information, or generic information or knowledge which you would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Borland Confidential Information.

Exhibit B

List of Prior Patents and Inventions